Exhibit 99.1

AIMEI HEALTH TECHNOLOGY CO., LTD RECEIVES NASDAQ NOTICE REGARDING DELAYED ANNUAL REPORT

New York, NY – April 21, 2026 – Aimei Health Technology Co., Ltd (the “Company”) (Nasdaq: AFJK) today announced that on April 17, 2026, it received a notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, as a result of the Company’s delay in filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Annual Report”) with the U.S. Securities and Exchange Commission (the “SEC”), the Company is not in compliance with the requirements for continued listing under Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”). The Annual Report was due on March 31, 2026, and the Company filed a Notification of Late Filing on Form 12b-25 with the SEC on April 1, 2026.

The Notice has no immediate effect on the listing or trading of the Company’s securities on Nasdaq. However, if the Company fails to timely regain compliance with the Listing Rule, the Company’s securities will be subject to delisting from Nasdaq.

Under Nasdaq rules, the Company has 60 calendar days from the date of the Notice to either file the Annual Report or submit a plan to Nasdaq to regain compliance with Nasdaq’s listing rules. If a plan is submitted and accepted, the Company may be granted up to 180 calendar days from the Annual Report’s due date to regain compliance. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal that decision to a Nasdaq hearings panel.

The Company is working diligently to complete and file the Annual Report and expects to regain compliance with the Listing Rule.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a deficiency notification.

About Aimei Health Technology Co., Ltd

Aimei Health Technology Co., Ltd is a blank check company incorporated as a Cayman Islands exempted company with limited liability for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to pursue prospective targets focused on healthcare innovation.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements are based on management’s current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied. The Company undertakes no obligation to update any forward-looking statements except as required by applicable law.

For investor and media inquiries, please contact:

Aimei Health Technology Co., Ltd

10 East 53rd Street, Suite 3001

New York, NY 10022

Attention: Junheng Xie

Email: Xiejunheng@aimeihealth.com